EXHIBIT 10.4
AGREEMENT BY AND BETWEEN
Seacoast National Bank
Stuart, Florida
and
The Comptroller of the Currency
     Seacoast National Bank, Stuart, Florida (“Bank”) and the Comptroller of the Currency of the United States of America (“Comptroller”) wish to protect the interests of the depositors, other customers, and shareholders of the Bank, and, toward that end, wish the Bank to operate safely and soundly and in accordance with all applicable laws, rules and regulations.
     The Comptroller has found unsafe and unsound banking practices relating to asset quality and earnings performance at the Bank.
     In consideration of the above premises, it is agreed, between the Bank, by and through its duly elected and acting Board of Directors (“Board”), and the Comptroller, through his authorized representative, that the Bank shall operate at all times in compliance with the articles of this Agreement.
ARTICLE I

JURISDICTION
     (1) This Agreement shall be construed to be a “written agreement entered into with the agency” within the meaning of 12 U.S.C. § 1818(b)(1)
     (2) This Agreement shall be construed to be a “written agreement between such depository institution and such agency” within the meaning of 12 U.S.C. § 1818(e)(1) and 12 U.S.C. § 1818(e)(1)(2)
     (3) This Agreement shall be construed to be a “formal written agreement” within the meaning of 12 C.F.R. § 5.51(c)(6)(ii). See 12 U.S.C. § 1831i.
     (4) This Agreement shall be construed to be a “written agreement” within the meaning of 12 U.S.C. § 1818(u)(1)(A).
     (5) All reports or plans which the Bank or Board has agreed ‘to submit to the Assistant Deputy Comptroller pursuant to this Agreement shall be forwarded to the:
Assistant Deputy Comptroller
South Florida Field Office
9800 N.W. 41st Street, Suite 120
Miami, Florida 33178
ARTICLE II
COMPLIANCE COMMITTEE

     (1) Within thirty (30) days of the date of this Agreement, the Board shall appoint a Compliance Committee of at least three (3) directors, of which no more than one (1) shall be an employee or controlling shareholder of the Bank or any of its affiliates (as the term “affiliate” is defined in 12 U.S.C. § 371c(b)(1)), or a family member of any such person. Upon appointment, the names of the members of the Compliance Committee and, in the event of a change of the membership, the name of any new member shall be submitted in writing to the Assistant Deputy Comptroller. The Compliance Committee shall be responsible for monitoring and coordinating the Bank’s adherence to the provisions of this Agreement.
     (2) The Compliance Committee shall meet at least monthly.
     (3) Within thirty (30) days of the date of this Agreement and quarterly thereafter, the Compliance Committee shall submit a written progress report to the Board setting forth in detail:
     (a) a description of the action needed to achieve full compliance with each Article of this Agreement;
     (b) actions taken to comply with each Article of this Agreement; and

     (c) the results and status of those actions.
     (4) The Board shall forward a copy of the Compliance Committee’s report, with any additional comments by the Board, to the Assistant Deputy Comptroller within ten (10) days of receiving such report.
ARTICLE III
CREDIT RISK
     (1) Within ninety (90) days, the Board shall develop, implement, and thereafter ensure Bank adherence to a written program to reduce the level of credit risk in the Bank. The program shall include, but not be limited to:
     (a) procedures to strengthen credit underwriting, particularly in the real estate portfolios;
     (b) procedures to strengthen management of credit risk and to maintain an adequate, qualified staff in all credit related areas;
     (c) procedures for strengthening collections; and
     (d) an action plan to control growth in commercial real estate lending.
     (e) The Board shall submit a copy of the program to the Assistant Deputy Comptroller.

     (f) At least quarterly, the Board shall prepare a written assessment of the Bank’s credit risk, which shall evaluate the Bank’s progress under the aforementioned program. The Board shall submit a copy of this assessment to the Assistant Deputy Comptroller.
     (2) The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.
ARTICLE IV
CRITICIZED ASSETS
     (1) The Bank shall take immediate and continuing action to protect its interest in those assets criticized in the Bank’s most recent Report of Examination (“ROE”), in any subsequent Report of Examination, by internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination.
     (2) Within ninety (90) days, the Board shall adopt, implement, and thereafter ensure Bank adherence to a written program designed to eliminate the basis of criticism of assets criticized in the ROE, in any subsequent Report of Examination, or by any internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination as “doubtful,” “substandard,” or “special mention.” This program shall include, at a minimum:
     (a) an identification of the expected sources of repayment;
     (b) the appraised value of supporting collateral and the position of the Bank’s lien on such collateral where applicable;
     (c) an analysis of current and satisfactory credit information, including cash flow analysis where loans are to be repaid from operations; and
     (d) the proposed action to eliminate the basis of criticism and the time frame for its accomplishment.
     (3) Upon adoption, a copy of the program for all criticized assets equal to or exceeding three million dollars ($3,000,000) shall be forwarded to the Assistant Deputy Comptroller.
     (4) The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.
     (5) The Board, or a designated committee, shall conduct a review, on at least a quarterly basis, to determine:

     (a) the status of each criticized asset or criticized portion thereof that equals or exceeds three million dollars ($3,000,000);
     (b) management’s adherence to the program adopted pursuant to this Article;
     (c) the status and effectiveness of the written program; and
     (d) the need to revise the program or take alternative action.
     (6) A copy of each review shall be forwarded to the Assistant Deputy Comptroller on quarterly basis (in a format similar to Appendix A, attached hereto).
     (7) The Bank may extend credit, directly or indirectly, including renewals, extensions or capitalization of accrued interest, to a borrower whose loans or other extensions of credit are criticized in the ROE, in any subsequent Report of Examination, in any internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination and whose aggregate loans or other extensions exceed three million dollars ($3,000,000) only if each of the following conditions is met:
     (a) the Board or designated committee finds that the extension of additional credit is necessary to promote the best interests of the Bank and that prior to renewing, extending or capitalizing any additional credit, a majority of the full Board (or designated committee) approves the credit extension and records, in writing, why such extension is necessary to promote the best interests of the Bank; and
     (b) a comparison to the written program adopted pursuant to this Article shows that the Board’s formal plan to collect or strengthen the criticized asset will not be compromised.
     (8) A copy of the approval of the Board or of the designated committee shall be maintained in the file of the affected borrower.
ARTICLE V
COMMERCIAL REAL ESTATE CONCENTRATION RISK MANAGEMENT
     (1) Within ninety (90) days, the Board shall adopt, implement, and thereafter ensure Bank adherence to a written commercial real estate (“CRE”) concentration risk management program consistent with OCC Bulletin 2006-46. The program shall include, but not necessarily be limited to, the following:
     (a) Ongoing risk assessments to identify potential CRE concentrations in the portfolio, including exposures to similar or interrelated groups or borrowers;
     (b) Board and management oversight of CRE concentrations, to include:

     (i) policy guidelines and an overall CRE lending strategy, including actions required when the Bank approaches the limits of its CRE guidelines;
     (ii) procedures and controls to effectively adhere to and monitor compliance with the Bank’s lending policies and strategies;
     (iii) regular review of information and reports that identify, analyze, and quantify the nature and level of risk presented by CRE concentrations; and
     (iv) periodic review and approval of CRE risk exposure limits;
     (c) Portfolio management, to include internal lending guidelines and concentration limits that control the Bank’s overall risk exposure to CRE, and a contingency plan to reduce or mitigate concentrations in the event of adverse market conditions;
     (d) Management information systems, to provide sufficient timely information to management to identify, measure, monitor, and manage CRE concentration risk;
     (e) Periodic market analysis, to provide management and the Board with information to assess whether its CRE lending strategy and policies continue to be appropriate in light of changes in CRE market conditions;
     (f) Credit underwriting standards for CRE, to include:
     (i) maximum loan amount by type of property;
     (ii) loan terms;
     (iii) pricing structures;
     (iv) collateral valuation;
     (v) loan-to-value limits by property type;
     (vi) requirements for feasibility studies and sensitivity analysis or stress testing;
     (vii) minimum requirements for initial investment and maintenance of hard equity by the borrower; and
     (viii) minimum standards for borrower net worth, property cash flow, and debt service coverage for the property;
     (g) Portfolio stress testing and sensitivity analysis of CRE concentrations; and
     (h) Credit risk review of CRE, to include an effective, accurate, and timely risk-rating system.

     (2) The Board shall forward a copy of any analysis performed on existing or potential CRE concentrations to the Assistant Deputy Comptroller immediately following the review.
     (3) The Board shall ensure that the Bank has processes; personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.
ARTICLE VI
CLOSING
     (1) Although the Board has agreed to submit certain pro grams and reports to the Assistant Deputy Comptroller for review or prior written determination of no supervisory objection, the Board has the ultimate responsibility for proper and sound management of the Bank.
     (2) It is expressly and clearly understood that if, at any time, the Comptroller deems it appropriate in fulfilling the responsibilities placed upon him by the several laws of the United States of America to undertake any action affecting the Bank, nothing in this Agreement shall in any way inhibit, estop, bar, or otherwise prevent the Comptroller from so doing.
     (3) Any time limitations imposed by this Agreement shall begin to run from the effective date of this Agreement. Such time requirements may be extended in writing by the Assistant Deputy Comptroller for good cause upon written application by the Board
     (4) The provisions of this Agreement shall be effective upon execution by the parties hereto and its provisions shall continue in full force and effect unless or until such provisions are amended in writing by mutual consent of the parties to the Agreement or excepted, waived, or terminated in writing by the Comptroller.
     (5) In each instance in this Agreement in which the Board is required to ensure adherence to, and undertake to perform certain obligations of the Bank, it is intended to mean that the Board shall:
     (a) authorize and adopt such actions on behalf the Bank as may be necessary for the Bank to perform its obligations and undertakings under the terms of this Agreement;
     (b) require the timely reporting by Bank management of such actions directed by the Board to be taken under the terms of this Agreement;
     (c) follow-up on any non-compliance with such actions in a timely and appropriate manner; and
     (d) require corrective action be taken in a timely manner of any non-compliance with such actions.

     (6) This Agreement is intended to, be, and shall be construed to be, a supervisory “written agreement entered into with the agency” as contemplated by 12 U. S.C. § 1818(b)(1), and expressly does not form, and may not be construed to form, a contract binding on the Comptroller or the United States. Notwithstanding the absence of mutuality of obligation, or of consideration, or of a contract, the Comptroller may enforce any of the commitments or obligations herein undertaken by the Bank under his supervisory powers, including 12 U.S.C. § 1818(b)(1), and not as a matter of contract law. The Bank expressly acknowledges that neither the Bank nor the Comptroller has any intention to enter into a contract. The Bank also expressly acknowledges that no officer or employee of the Office of the Comptroller of the Currency has statutory or other authority to bind the United States, the U.S. Treasury Department, the Comptroller, or any other federal bank regulatory agency or entity, or any officer or employee of any of those entities to a contract affecting the Comptroller’s exercise of his supervisory responsibilities. The terms of this Agreement, including this paragraph, are not subject to amendment or modification by any extraneous expression, prior agreements or prior arrangements between the parties, whether oral or written.
     IN TESTIMONY WHEREOF, the undersigned, authorized by the Comptroller, has hereunto set his hand on behalf of the Comptroller.

/s/ C. Wayne Crowell C. Wayne Crowell
Assistant Deputy Comptroller South Florida Field Office	December 16, 2008 Date

     IN TESTIMONY WHEREOF, the undersigned, as the duly elected and acting Board of Directors of the Bank, have hereunto set their hands on behalf of the Bank.

/s/ Dennis J. Arczynski Dennis J. Arczynski	December 16, 2008 Date

/s/ Stephen E. Bohner Stephen E. Bohner	December 16, 2008 Date

/s/ Jeffrey C. Bruner Jeffrey C. Bruner	December 16, 2008 Date

/s/ John H. Crane John H. Crane	December 16, 2008 Date

/s/ Michael T. Crook Michael T. Crook	December 16, 2008 Date

/s/ Gilbert H. Culbreth Gilbert H. Culbreth	December 16, 2008 Date

/s/ Christopher E. Fogal Christopher E. Fogal	December 16, 2008 Date

/s/ Jeffrey S. Furst Jeffrey S. Furst	December 16, 2008 Date

/s/ Douglas A. Gilbert Douglas A. Gilbert	December 16, 2008 Date

/s/ Dale M. Hudson Dale M. Hudson	December 16, 2008 Date

/s/ Dennis S. Hudson III Dennis S. Hudson III	December 16, 2008 Date

/s/ Dennis S. Hudson, Jr. Dennis S. Hudson, Jr.	December 16, 2008 Date

Marian B. Monroe	Date

/s/ Thomas E. Rossin Thomas E. Rossin	December 16, 2008 Date

/s/ Jean Strickland Jean Strickland	December 16, 2008 Date

/s/ Thomas H. Thurlow, Jr. Thomas H. Thurlow, Jr.	December 16, 2008 Date

/s/ Edwin E. Walpole III Edwin E. Walpole III	December 16, 2008 Date